Exhibit 99.1

FOR IMMEDIATE RELEASE

INTERPARFUMS, INC. REPORTS RECORD 2025 FOURTH QUARTER AND FULL YEAR RESULTS

FY2025 Net Sales $1.49 Billion and Diluted EPS of $5.24 Per Share;

Reaffirms FY2026 Guidance and Maintains Annual Cash Dividend of $3.20 for 2026

New York, New York, February 24, 2026, Interparfums, Inc. (NASDAQ GS: IPAR) (“Interparfums” or the “Company”) today reported record results for the fourth quarter and full year ended December 31, 2025.

Financial Highlights: ($ in millions, except per share amounts)	Three Months Ended December 31,			Year Ended December 31,
	2025	2024	% Change	2025	2024	% Change
Net Sales	$386	$362	+7%	$1,489	$1,452	+2%
Gross Margin	61.5%	64.5%	(300) bps	63.6%	63.9%	(20) bps
Operating Income	$28	$36	(24%)	$270	$275	(2%)
Operating Margin	7.1%	10.0%	(280) bps	18.2%	18.9%	(80) bps
Net Income attributable to Interparfums, Inc	$28	$24	+16%	$168	$164	+2%
Diluted EPS	$0.88	$0.75	+16%	$5.24	$5.12	+2%

The average dollar/euro exchange rate for the 2025 fourth quarter was 1.16 compared to 1.07 in the 2024 fourth quarter leading to a positive 3% foreign exchange impact. For the 2025 full year, the average dollar/euro exchange rate was 1.13 compared to 1.08 in 2024, leading to a positive 2% foreign exchange impact.

Operational Commentary

Jean Madar, Chairman & Chief Executive Officer of Interparfums noted, “In 2025, we continued to deliver strong financial results, maintained market share, and achieved significant operational milestones, all while effectively navigating macroeconomic headwinds and the introduction of tariffs in the United States.

“Our sales rose 7% and 2% for the fourth quarter and the full year, respectively, reflecting a resilient set of growth engines anchored by our extensive portfolio of prestige and luxury fragrance brands and favorable foreign exchange dynamics. We expanded our brand portfolio with successful launches of several blockbuster fragrances and new line extensions, and introduced Solférino, our newly created luxury fragrance brand.

“Our current top seven brands, representing approximately 77% of our net sales, increased 8% and 5% during the fourth quarter and full year, respectively. The majority of our regions grew in 2025, highlighted by growth in our key markets of North America, Western Europe, and Central and South America which achieved gains of 3%, 5%, and 11% respectively, compared to full year 2024. Sales in Eastern Europe grew by 2%, reflecting more normalized sales levels despite the conflict in that region. The Middle East and Africa were down 4%, but increased by 4% when excluding the impact of the Dunhill phase out. Asia Pacific sales declined 4% driven by distribution challenges in South Korea and India, partially offset by growth in Australia, China and Japan. Our Travel Retail business generated disproportionate growth compared to consolidated net sales as we continue to strengthen our presence in this emerging sales channel.”

Mr. Madar continued, “Jimmy Choo and Coach, the two largest brands in our portfolio, delivered strong annual performances, growing sales by 6% and 15% respectively, driven by the sustained success of the I Want Choo franchise and broad momentum across all Coach men’s and women’s lines. Montblanc and GUESS ended the year on high notes driven by increased demand for Montblanc Explorer Extreme, and the Seductive and Iconic fragrance lines for GUESS. This momentum delivered robust holiday results and fourth quarter growth of 22% and 7%, respectively, resulting in full-year sales that were broadly in line for both brands.

“Lacoste and Cavalli continued to perform exceptionally in their second full year under our management, fueled by innovative new launches and healthy global demand. Lacoste full year sales of $108 million exceeded our initial expectations of $100 million, growing 23% and 28% in the 2025 fourth quarter and full year, respectively. Roberto Cavalli posted 33% growth for both the 2025 fourth quarter and full year, underscoring the brand’s elevated positioning. We expect these brands to continue their upward trajectory in the coming years as we build on their momentum with new launches and broaden their global reach.”

1

Mr. Madar concluded, “While macroeconomic headwinds persist in certain key markets and trade destocking continues, we are encouraged by our 2025 performance as our business continues to benefit from the resiliency of the fragrance category and the broad consumer shift toward prestige and luxury fragrances. We are excited about the near-term launches of our newest brands, including Annick Goutal, Off-White, and Longchamp, the 15-year extension of our Guess license, and the prospects of our recently announced longer-term licenses with David Beckham and Nautica. Coupled with healthy sell‑outs even in this still pressured environment, we believe that we are well‑positioned to navigate short‑term volatility and continue delivering durable, long‑term results.

“The strength of our brand portfolio, the investments we are making to elevate our products and enhance our processes, and the commitment to innovation that has defined our growth for the last 30 years support our cautious optimism for 2026 as we prepare for what we expect will be a more favorable operating environment in 2027.”

Financial Commentary

Michel Atwood, Chief Financial Officer of Interparfums, noted, “In 2025, we delivered record net sales of $1.49 billion and diluted earnings per share (“EPS”) of $5.24, exceeding our guidance of $1.47 billion net sales and $5.12 EPS. We continued to manage our costs, optimize our inventories, and generate efficiencies, while investing in our current brands as well as those that will be joining our portfolio in the future. We maintained a strong financial position and adhered to our commitment to return capital to our shareholders.”

Consolidated gross margin for the year of 63.6% was marginally down 0.3% of sales compared to 63.9% in 2024, driven primarily by the impact of tariffs that produced higher costs of $12.8 million, or 0.9% of sales. The Company’s tariff mitigation initiatives partially offset these impacts through favorable segment and brand mix, as did our previously announced pricing actions. We expect tariffs will continue to represent a significant headwind in 2026 as they annualize  for the full year. We continue to actively implement cost saving programs and mitigating strategies to help limit the effects of tariffs. These programs, in combination with the full year impacts of the price increases we took in August 2025, should enable us to achieve gross margin stability in 2026.

SG&A expenses as a percentage of net sales were 45.5% in 2025 compared to 44.7% in 2024, attributable to higher levels of advertising and promotional (“A&P”) expenditures throughout 2025, as well as unfavorable segment mix. A&P expenditures, which are included in SG&A expenses, rose by 5% to $295 million from $281 million in 2024, representing 19.8% of net sales compared to 19.3% last year, reflecting the Company’s commitment to protect sell-out and support the continued success of its existing brands.

As a result of these factors, operating income was $270 million, yielding an operating margin of 18.2%, compared to operating income of $275 million, or 18.9%, in 2024.

Below the operating line, net income reflected a gain of $8.7 million in other income and expenses during the fourth quarter of 2025 leading to a full year gain of $1.0 million compared to a loss of $6.4 million in 2024. Other income and expense for the year ended December 31, 2025 included a one-time gain of $7.6 million related to a debt extinguishment, $3.7 million in losses on foreign currency, a $1.2 million increase in interest income to $5.8 million, and a reduction in interest expense on borrowings of $0.7 million.

Consolidated effective tax rates were 22.0% and 23.3% for the fourth quarter and full year ended December 31, 2025 compared to 27.2% and 24.2% in the respective prior year periods. In 2025, the Company benefited from a favorable net tax gain of $2.0 million following a positive outcome from prior year tax assessments.

These factors contributed to record annual net income attributable to Interparfums, Inc. of $168 million, or $5.24 per diluted share, a 2% increase compared to net income of $164 million, or, $5.12 per diluted share in 2024. As a percentage of sales net income was stable at 11.3%.

Financial Condition

Mr. Atwood continued, “We maintained a strong financial condition at year end, with $295 million in cash, cash equivalents and short-term investments, and working capital of $683 million. Despite a currency headwind driven by the stronger Euro, inventories declined by 6% compared to last year as we continued to capture meaningful efficiencies from our inventory optimization programs and a normalizing supply chain. We further enhanced our cash conversion cycle, delivering operating cash flow equivalent to 103% of net income, compared to 92% in 2024. Long-term debt approximated $176 million.”

Reaffirms 2026 Guidance

Mr. Atwood concluded, “We are maintaining our 2026 outlook of $1.48 billion in sales and EPS of $4.85. We believe it is prudent to monitor global developments in the early part of 2026 before potentially revisiting our guidance later in the year. We continue to be optimistic about the strength of our diverse brand portfolio, the agility of our organization, and an innovation pipeline broadly in line with 2025. In combination, these factors should help us maintain market share in a normalizing global market.”

Guidance assumes that the average dollar/euro exchange rate remains at current levels.

2

Announcement of 2026 Cash Dividend

In February 2026, Interparfums’ Board of Directors approved the annual cash dividend rate of $3.20 per share, unchanged from 2025, reflecting the Company’s commitment to maintaining a stable and prudent approach to capital allocation.

The next quarterly cash dividend of $0.80 per share is payable on March 31, 2026, to shareholders of record on March 16, 2026.

Conference Call

Management will host a conference call to discuss financial results and business operations beginning at 11:00 am ET on Wednesday, February 25, 2026.

Interested parties may participate in the live call by dialing:

U.S. / Toll-free: (877) 423-9820

International:     (201) 493-6749

Participants are asked to dial in approximately 10 minutes before the conference call is scheduled to begin.

A live audio webcast will also be available in the “Events” tab within the Investor Relations section of the Company’s website at www.interparfumsinc.com, or by clicking here. The conference call will be available for webcast replay for approximately 90 days following the live event.

About Interparfums, Inc.:
Operating in the global fragrance business since 1982, Interparfums, Inc. produces and distributes a wide array of prestige fragrance and fragrance related products under license and other agreements with brand owners. The Company manages its business in two operating segments, European based operations, through its 72% owned subsidiary, Interparfums SA, and United States based operations, through wholly owned subsidiaries in the United States and Italy.

Our portfolio of prestige brands includes Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Donna Karan/DKNY, Emanuel Ungaro, Ferragamo, Graff, Guess, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade, Lacoste, Longchamp, MCM, Moncler, Montblanc, Oscar de la Renta, Roberto Cavalli, and Van Cleef & Arpels, whose products are distributed in over 120 countries around the world through an extensive and diverse network of distributors. Interparfums, Inc. is also the registered owner of several trademarks including Lanvin, Rochas, and Solférino. Goutal and Off-White joined the Company’s fragrance portfolio in 2026.

Forward-Looking Statements:
Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions, and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions, or expectations will be achieved. In some cases, you can identify forward-looking statements by forward-looking words such as "anticipate, "believe", "could", "estimate", "expect", "intend", "may", "should", "will", and "would" or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Interparfums' annual report on Form 10-K for the fiscal year ended December 31, 2024, and the reports Interparfums files from time to time with the Securities and Exchange Commission. Interparfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact Information:

Interparfums, Inc.

Michel Atwood
Chief Financial Officer
(212) 983-2640

www.interparfumsinc.com

The Equity Group Inc.
Devin Sullivan
Investor Relations Counsel
(212) 836-9608 / dsullivan@theequitygroup.com

www.theequitygroup.com

See Accompanying Tables

3

INTERPARFUMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2025, and 2024

 (In thousands except share and per share data)

 (Unaudited)

Assets	2025	2024
Current assets:
Cash and cash equivalents	$158,091	$125,433
Short-term investments	137,093	109,311
Accounts receivable, net	320,625	274,705
Inventories	351,377	371,920
Receivables, other	9,014	6,122
Other current assets	39,954	38,604
Income taxes receivable	11,211	306
Total current assets	1,027,365	926,401
Property, equipment and leasehold improvements, net	184,891	153,773
Right-of-use assets, net	23,347	24,603
Trademarks, licenses and other intangible assets, net	325,185	282,484
Deferred tax assets	4,234	5,465
Other assets	20,226	18,535
Total assets	$1,585,248	$1,411,261

Liabilities and Equity
Current liabilities:
Loans payable - banks	$9,400	$8,311
Current portion of long-term debt	54,774	41,607
Current portion of lease liabilities	6,326	6,087
Accounts payable - trade	77,210	91,049
Accrued expenses	189,622	172,758
Income taxes payable	6,671	12,615
Total current liabilities	344,003	332,427
Long–term debt, less current portion	121,254	115,734
Lease liabilities, less current portion	15,967	20,455

Equity:
Interparfums, Inc. shareholders’ equity:
Preferred stock, $0.001 par value. Authorized 1,000,000 shares: none issued	—	—
Common stock, $0.001 par value. Authorized 100,000,000 shares: outstanding, 32,067,285 and 32,110,170 shares on December 31, 2025, and 2024, respectively	32	32
Additional paid-in capital	127,541	106,702
Retained earnings	828,906	763,240
Accumulated other comprehensive loss	(9,029)	(72,239)
Treasury stock, at cost, 9,032,840 and 9,981,665 common shares on December 31, 2025, and 2024, respectively	(66,734)	(52,864)
Total Interparfums, Inc. shareholders’ equity	880,716	744,871
Noncontrolling interest	223,308	197,774
Total equity	1,104,024	942,645
Total liabilities and equity	$1,585,248	$1,411,261

4

INTERPARFUMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2025	2024	2025	2024

Net sales	$386,175	$361,504	$1,488,509	$1,452,325

Cost of sales	148,839	128,465	541,290	524,984

Gross margin	237,336	233,039	947,219	927,341

Selling, general and administrative	209,828	193,034	676,902	648,540

Impairment loss	-	4,005	-	4,005

Income from operations	27,508	36,000	270,317	274,796

Other expenses (income):
Interest	1,611	2,099	7,248	7,825
(Gain) loss on foreign currency	203	(2,000)	4,779	1,085
Interest and investment income	(2,678)	(528)	(3,877)	(2,218)
Other loss (income)	(7,863)	(252)	(9,165)	(287)

	(8,727)	(681)	(1,015)	6,405

Income before income taxes	36,681	36,681	271,332	268,391

Income taxes	7,969	9,984	63,187	64,958

Net income	28,266	26,697	208,145	203,433

Less: Net income attributable to the noncontrolling interest	168	2,469	39,758	39,075

Net income attributable to Interparfums, Inc.	$28,098	$24,228	$168,387	$164,358

Earnings per share:

Net income attributable to Interparfums, Inc. common shareholders
Basic	$0.88	$0.76	$5.25	$5.13
Diluted	$0.88	$0.75	$5.24	$5.12

Weighted average number of shares outstanding:
Basic	32,066	32,056	32,102	32,037
Diluted	32,078	32,135	32,138	32,124

Dividends declared per share	$0.80	$0.75	$3.20	$3.00

5